The Andersons, Inc.

480 W. Dussel Drive

Maumee, Ohio 43537

FOR IMMEDIATE RELEASE            AT THE COMPANY: Gary Smith (419) 891 — 6417
WEDNESDAY, MAY 2, 2007

THE ANDERSONS, INC. REPORTS STRONG FIRST QUARTER
EPS OF $0.51 FOR PERIOD

Grain & Ethanol Business Leads Income Growth

MAUMEE, OHIO, MAY 2, 2007—The Andersons, Inc. (Nasdaq: ANDE), today announced first-quarter revenues of $409 million and net income of $9.2 million, or $0.51 per diluted share. In the same three-month period of 2006, the company reported net income of $3.8 million, or $0.25 per diluted share, on $281 million of revenues.

The Grain & Ethanol Group achieved operating income of $10.2 million in the most recent quarter, more than five times the $1.8 million it earned in the first quarter of 2006. Total revenues were $247 million for the period. This included more than $30 million of ethanol sales made by the group in accordance with a marketing agreement between the company and its new Albion ethanol joint venture. In the first quarter of 2006, the group’s total revenues were $129 million. The group’s grain business sold more bushels than during last year’s first quarter, and average grain prices were more than 40 percent above year-earlier levels. The business also benefited from two other items, improved income from its grain storage, and fee income for originating corn for the ethanol companies in which it is a significant investor. The group’s ethanol business also achieved income growth during the most recent quarter. The Albion, Michigan plant was still under construction through the first two-thirds of 2006, but is in full operation this year. In the first quarter of 2007, the group also realized $5.4 million of income from non-recurring development fees associated with the new ethanol plants. Last year, the group received $1.9 million of ethanol development fees in the first quarter. Another new plant in which the group is a significant investor, this one located in Clymers, Indiana, is commencing ethanol production this week. First quarter income from the group’s investment in the Lansing Trade Group LLC was lower this year.

The Rail Group’s operating income of $3.0 million in the first quarter of 2007 was down $3.2 million from the same three-month period a year ago. Revenues of $26 million for the quarter were $8 million lower. Although the group sold some railcars during the quarter, its total fleet at the end of March had increased by more than 1,800 railcars over the past twelve months, but the utilization rate (the percentage of the fleet in service at the end of the period) had decreased from 95 percent a year ago to 93 percent at the end of March this year. Overall U.S. rail traffic has declined by nearly 5 percent compared to the first quarter of 2006, and demand for most car types has dropped. Since fewer railcars were sold in the first quarter of 2007 than had been sold in the comparable period last year, and maintenance costs on the group’s fleet were higher, total revenues and operating income in the railcar leasing business were down. A slowdown in the group’s manufacturing business and in its railcar repair business following completion of the post-Katrina surge of railcars requiring refurbishment also contributed to the decline in the group’s operating income.

The Plant Nutrient Group achieved operating income of $0.4 million in the first quarter of 2007 on $67 million of revenues. In this highly seasonal industry, the first quarter is typically a loss period. Last year the group incurred an operating loss of $1.2 million during the quarter on revenues of $46 million. The revenue increase and improved bottom line was due to higher prices for the group’s products, slightly better margins, and increased tonnage sold as dealers stocked up in anticipation of a large increase in U.S corn acres this season and anticipated tightness in nutrient supplies during planting.

The Turf & Specialty Group achieved operating income of $1.8 million on $36 million of revenues during the first quarter this year. Last year, it reported $2.1 million of income and $40 million of revenues for the period. Turf products tonnage was lower in the first quarter due to heavy buying by distributors late last year and wintry weather in March this year. In spite of record high raw material prices this year, average gross margins in the lawn business were higher as a result of the introduction of several new value-added products. The group’s cob products business experienced increased raw material costs in the first quarter this year due to tight raw material supplies.

The Retail Group reported revenues of $33.8 million for the first quarter of 2007, an increase of 5.2 percent in same-store sales from the same period in 2006, in part due to continued growth in food and wine categories and strong sales of cold-weather goods with the late winter conditions this year. For the three month period, the Retail Group incurred an operating loss of $2.3 million this year, slightly improved from the $2.4 million loss incurred in the first quarter of 2006. Last week the group opened a food-only store in Sylvania, Ohio, a suburb of Toledo. The new 31,000 square foot store, known as The Andersons Market, features an expanded line of basic groceries plus all of the deli, bakery, produce, fresh and frozen meats, specialty foods, wines and related products that are offered in the group’s much larger stores.

“We feel good about our overall performance so far this year. While Rail is being impacted by some industry-wide softness, and part of our earnings were from non-recurring items, the Grain and Ethanol, Plant Nutrient, and Retail businesses all contributed to our income growth during the period,” said President and Chief Executive Officer Mike Anderson. “Our new Andersons Market has just opened and is being favorably received by area shoppers, the Clymers plant is starting to produce ethanol this week, and the huge increase in corn plantings this spring should benefit our grain, ethanol and plant nutrient businesses. All considered, I’m optimistic about our company’s future.”

Mr. Anderson also stated “Looking at our 2007 earnings prospects, numerous factors will have a bearing on the full-year outcome: weather patterns during the important agricultural planting and growing season within our region, the number of acres switched to corn from other crops, nutrient and energy commodity prices, railcar values and lease rates, retail and professional demand for lawn and garden products, and a successful launch of the ethanol plant in Clymers, Indiana. Given all of these variables and the picture we see before us today, we anticipate that our full-year 2007 earnings will be within a range from $2.35 to $2.60 per diluted share.”

The company will host a webcast on Thursday, May 3, 2007 at 11:00 A.M. ET, to discuss its performance and full year outlook. This can be accessed under the heading “Investor Relations” on its website at www.andersonsinc.com.

The Andersons, Inc. is a diversified company with interests in the grain, ethanol and plant nutrient sectors of U.S. agriculture, as well as in rail leasing, industrial products formulation, turf products production, and general merchandise retailing. Founded in Maumee, Ohio, in 1947, the company now has operations in seven U.S. states plus rail equipment leasing interests in Canada and Mexico.

This release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially. Without limitation, these risks include economic, weather and regulatory conditions, competition, and the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission. Although the Company believes that the assumptions upon which the financial information and its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct.

The Andersons, Inc. is located on the Internet at www.andersonsinc.com

FINANCIAL TABLES FOLLOW . . .

The Andersons, Inc.
Consolidated Statements of Income
(Unaudited)
	Three Months ended
	March 31
(in thousands, except for per share amounts)	2007	2006
Sales and merchandising revenues	$409,144	$280,658
Cost of sales and merchandising revenues	363,123	240,387

Gross profit	46,021	40,271
Operating, administrative and general expenses	39,620	36,692
Interest expense	5,022	4,194
Minority interests	83	-
Other income, net	9,873	3,059
Equity in earnings of affiliates	2,832	3,553

Income before income taxes	14,167	5,997
Income taxes	4,928	2,162

Net income	$9,239	$3,835

Per common share:
Basic earnings	$0.52	$0.25

Diluted earnings	$0.51	$0.25

Dividends paid	$0.0475	$0.0450

Weighted average shares outstanding-basic	17,729	15,090

Weighted average shares outstanding-diluted	18,242	15,638

The Andersons, Inc.
Consolidated Balance Sheets
(Unaudited)
	March 31	December 31	March 31
(in thousands)	2007	2006	2006
Assets

Current assets:
Cash and cash equivalents	$27,449	$23,398	$15,821
Restricted cash	3,774	3,801	3,856
Accounts receivable (net) and margin deposits	166,916	136,819	100,063
Inventories	328,712	299,105	262,198
Other current assets	48,537	33,325	32,289

Total current assets	575,388	496,448	414,227
Investments and other assets	97,889	72,335	63,506
Railcar assets leased to others (net)	133,980	145,059	131,991
Property, plant and equipment (net)	96,552	95,502	90,943

	$903,809	$809,344	$700,667

Liabilities and shareholders’ equity

Current liabilities:
Short-term borrowings	$176,000	$75,000	$132,100
Other current liabilities	243,288	265,040	209,815

Total current liabilities	419,288	340,040	341,915
Deferred items and other long-term liabilities	39,027	41,267	31,693
Long-term debt non-recourse	67,973	71,624	86,269
Long-term debt	85,848	86,238	77,217
Minority interest	12,837	—	-
Shareholders’ equity	278,836	270,175	163,573

	$903,809	$809,344	$700,667

Segment Data
	Grain &		Plant	Turf &
	Ethanol	Rail	Nutrient	Specialty	Retail	Other	Total
Quarter ended March 31, 2007
Revenues from external customers	$246,584	$25,916	$66,560	$36,304	$33,780	$—	$409,144
Gross Profit	15,420	9,265	5,425	6,071	9,840	—	46,021
Other income / Equity in earnings of affiliates	8,814	91	156	62	160	3,422	12,705
Operating income (loss)	10,170	3,008	431	1,800	(2,287)	1,045	14,167
Quarter ended March 31, 2006
Revenues from external customers	$128,625	$34,383	$46,033	$39,505	$32,112	$—	$280,658
Gross Profit	6,945	12,878	4,133	6,635	9,680	—	40,271
Other income / Equity in earnings of affiliates	5,641	120	101	363	164	223	6,612
Operating income (loss)	1,780	6,218	(1,235)	2,149	(2,441)	(474)	5,997